Exhibit 99
August 15, 2005
Dear Shareholder:
          The first half of 2005 was very busy at FC Banc Corp. In addition to showing positive trends in financial performance, we announced two major initiatives for your bank:
1.	The first is our June 24 announcement that we intend to become a “Private Company”. Your Board of Directors made this decision after an in depth analysis of the proposed transaction and its effects on each shareholder (large and small), the company’s performance (historical and looking forward) and the communities we are committed to serve. The administrative and financial burdens of remaining a “Public” company are far outweighed by the benefits of becoming a “Private” company. It is for that reason that we will submit our proposal to become a “Private Company” to shareholders for approval at a special shareholders meeting we expect to hold in the fourth quarter of this year. Subject to shareholder approval, we plan to consummate that transaction by the year end.

2.	The second and most recent announcement on July 25 is our “Letter of Intent” to acquire Monitor Bancorp of Big Prairie, Ohio. We are confident that the synergies of our two companies will allow us to expand into the Wayne and Holmes County areas and increase our market share in these counties; thus adding to the overall financial performance of your company. Subject to the negotiation and signing of a definitive agreement and all necessary shareholder and regulatory approvals, we plan to acquire Monitor Bancorp in 2006 after completion of our going private transaction.
          In reviewing the first six months of 2005, we would make the following observations:
•	Net Income for the six months ended June 30, 2005 was $318,000, an increase of 12.76% over the last six months of 2004, but a decrease of 20.7% when compared to the first six months of 2004. Net Income Before Taxes amounted to $379,000 for the first six months of 2005; an increase of $47,000 over the last six months of 2004 (+14.16%) and only a slight decrease of $20,000 over the first six months of 2004 (-5.01%).

•	Net Interest Income and Total Other Income showed increases in the first half of 2005 of 3.39% and 14.83% respectively over the last 6 months of 2004 and a 1.78% and 27.5% increase over the first half of 2004.

•	Earnings Per Share (diluted) for the six months ended June 30, 2005 was $0.55 per share compared to $0.48 for the last six months of 2004 and $0.69 for the first six months of 2004.

•	Total Assets increased by almost $19 million dollars since December 31, 2004, an increase of almost 12.7%.

•	Gross Loans increased in the 1st six months of 2005, as did total deposits.

          Just as we explained to you in our first quarter communication, we can not overemphasize that we are very proud of our progress in the first six months of 2005. We are very cognizant that there still remains a significant amount of work to do in the Bank. Our initiatives announced this quarter are the beginning of a very comprehensive strategic plan that is focused on goals and objectives that will foster continued progress.
          We are pleased to enclose your dividend of $.19 per share in this mailing (or credited to your account), paid on August 15, 2005 to shareholders of record August 1, 2005. As a percentage of our net income, this dividend continues to be higher than our historical average has been in the company, but it remains our commitment to focus on the future value of the company.
          On behalf of the Employees, Officers, and Board of Directors, we would like to thank you for the steadfast support you have shown us over the years. Our commitment to your investment is our highest priority and our focus every day we come to work.
          We expect to hold the special meeting of shareholders at which the going private transaction will be considered in the fourth quarter of 2005. This letter is not a request for a proxy or an offer to acquire any of your FC Banc Corp common shares.
          The proposed going private transaction will be submitted to shareholders of FC Banc Corp for their consideration. FC Banc Corp will file a proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the “SEC”). You are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about FC Banc Corp, at the SEC’s internet site (http://www.sec.gov).
          Copies of the proxy statement can be obtained, when available and without charge, by directing a request to FC Banc Corp, c/o Farmers Citizens Bank, 105 Washington Square, Bucyrus, Ohio 44820, Attn: Jenny Gingery.

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